UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 1, 2008

Date of Report (Date of earliest event reported)
HLTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

(Address of principal executive offices, including zip code)
(201) 703-3400

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     The Registrant and Martin J. Wygod have entered into Amendment No. 2, dated as of December 1, 2008 (“Amendment No. 2”), to the Employment Agreement, dated August 3, 2005 (the “Employment Agreement”), between the Registrant and Mr. Wygod. Mr. Wygod currently serves as both Chairman of the Board and Acting Chief Executive Officer of the Registrant and as Chairman of the Board of WebMD Health Corp. (“WHC”), a publicly-traded subsidiary of the Registrant. The Employment Agreement had previously been amended by a letter amendment dated February 1, 2006 (“Amendment No. 1”). We refer to the Employment Agreement, as previously amended by Amendment No. 1, as the “Existing Agreement.” We refer to the Existing Agreement, as amended by Amendment No. 2, as the “Amended Agreement.”
     Amendment No. 2 provides for the following changes to the Existing Agreement:
•	The extension of the employment period from August 3, 2010 to December 31, 2012 and providing that the Registrant’s giving a notice of non-renewal constitutes an event of Good Reason for purposes of the Amended Agreement.

•	A change to the period in which Mr. Wygod would receive payments equal to his salary in event of a termination of his employment by the Registrant without Cause, a resignation by him for Good Reason or as a result of his death or Disability to a fixed period of three years (the Existing Agreement had provided for a period equal to the longer of the end of the employment period and two years). In addition, Amendment No. 2 provides that (i) bonuses be paid for such three year period, with the amount of each such bonus (the “Applicable Bonus Amount”) to be equal to the average of the annual bonuses received by Mr. Wygod for the three prior years (with any special or supplemental bonuses excluded for purposes of such calculation) and (ii) if the termination occurs after the completion of the fiscal year but before payment of a bonus for such year, he shall be entitled to receive a bonus in an amount equal to the Applicable Bonus Amount for such year. The post-termination exercise period applicable to options would also be three years (unless such termination occurred on or following a Change in Control, in which case the options would remain outstanding through the remainder of the term, which is consistent with the terms of the Existing Agreement).

•	An increase in the period that Mr. Wygod is subject to non-compete and non-solicitation provisions from two years to three years.

•	In the event that a Change in Control of HLTH occurs, amounts payable under the Amended Agreement will be placed in a rabbi trust.

•	In the event of a merger between the Registrant and WHC, Mr. Wygod’s employment will terminate and he will be entitled to receive the payments and benefits under the Amended Agreement. At such time, he will serve as Non-Executive Chairman and will no longer be entitled to receive a salary.

•	Amendments in order to bring the Existing Agreement into compliance with the final regulations under Section 409A of the Internal Revenue Code of 1986 (as amended), including limiting the amount of time that he will be required to devote to the Registrant as a consultant in the event of certain terminations of employment so that his termination of employment constitutes a “separation of service” pursuant to Section 409A.

In addition, on December 1, 2008, the Registrant granted to Mr. Wygod: 480,000 nonqualified options to purchase the Registrant’s common stock; and 240,000 shares of restricted common stock of the Registrant. The per share exercise price of the options granted is equal to $8.49, the closing price of the Registrant’s common stock on December 1, 2008, the date of grant. The grants of the options and the shares of restricted stock both vest in equal annual installments of 25%, commencing on the first anniversary of the date of grant (full vesting on December 1, 2012). The grants are subject to the terms of the Amended Agreement.
     The above summary is qualified in its entirety by reference to the Amended Agreement itself. A copy of Amendment No. 2 is attached hereto as Exhibit 10.1 to this Current Report and is incorporated by reference in this Item 5.02 in its entirety. In addition, to the extent required by Item 5.02 of Form 8-K, the following are incorporated by reference into this Item 1.01 pursuant to General Instruction B.3 of Form 8-K:
•	the description of the Existing Agreement in the Proxy Statement, filed on November 3, 2008, relating to the 2008 Annual Meeting of Stockholders of the Registrant under the heading “Executive Compensation — Employment Agreements with Named Executive Officers — Martin J. Wygod”;

•	the Employment Agreement, a copy of which was filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 5, 2005; and

•	Amendment No. 1, a copy of which was filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on February 2, 2006.

Item 9.01.	Financial Statements and Exhibits
     (d)   Exhibits
     The following exhibit is filed herewith:

Exhibit
Number	Description
10.1	Amendment No. 2, dated as of December 1, 2008, between the Registrant and Martin J. Wygod

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HLTH CORPORATION
Dated: December 5, 2008	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amendment No. 2, dated as of December 1, 2008, between the Registrant and Martin J. Wygod

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